Exhibit 23.2

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-1 of Select Interior Concepts, Inc. of our report dated August 17, 2017, except for Note 6, which is dated October 31, 2017, relating to the financial statements of Pental Granite & Marble, Inc. as of December 31, 2016 and 2015, and for the years then ended, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Tacoma, Washington

July 9, 2018